November 10, 2008

Dear Unit Holder of NNN 2002 Value Fund, LLC

We are pleased to provide you with an update regarding the proposed sale of Congress Center, located in Chicago, Illinois, and the plan of liquidation for NNN 2002 Value Fund, LLC (“2002 Value Fund”). Since 2002 Value Fund’s plan of liquidation was approved by its unit holders on September 7, 2005, we have liquidated our interest in Netpark, located in Tampa, Florida and have been engaged in an ongoing liquidation of our remaining assets. As of November 10, 2008, 2002 Value Fund has an ownership interest in one remaining real estate investment — a 12.3% interest in Congress Center.

On October 31, 2008, 2002 Value Fund entered into a Purchase and Sale Agreement to sell Congress Center to FSP Congress Center LLC (“FSP”), a wholly-owned subsidiary of Franklin Street Properties Corp. for $130,000,000. Subject to the approval of the sale by other investors who own Congress Center, completion of due diligence, the assumption by FSP of the existing mortgage debt on Congress Center and other customary closing conditions, we anticipate the sale of Congress Center to close by March 31, 2009 and anticipate completing our plan of liquidation by June 30, 2009. However, we can provide no assurance that we will be able to complete the sale of Congress Center in the anticipated time frame, or at all; nor can we assure you that we will complete our plan of liquidation in the anticipated time frame.

On March 11, 2008, 2002 Value Fund filed with the Securities and Exchange Commission an Annual Report on Form 10-K for the year ended December 31, 2007. The Annual Report on Form 10-K included, among other information, estimates of liquidating distributions per unit of approximately $4,364.53 for Class A unit holders, $4,152.07 for Class B unit holders and $3,977.73 for Class C unit holders, of which $3,171.22 per unit for each class has already been paid. The estimated liquidation value per unit represents the aggregate liquidating distributions to be made to the unit holders of 2002 Value Fund throughout the plan of liquidation.

The value of Congress Center, as adjusted for market conditions, has been negatively impacted by a slowing in the U.S. economy, a significant tightening in the credit markets, and declining prices for many commercial real estate properties. Based on the adjusted value of the Congress Center property and the terms of its proposed sale, we now anticipate that the liquidating distributions per unit will be approximately $4,123.96 for Class A unit holders, $3,925.65 for Class B unit holders and $3,765.45 for Class C unit holders, of which $3,171.22 per unit for each class has already been paid. The aggregate liquidating distributions of $3,171.22 per unit have been paid in the form of four special liquidating distributions from October 2005 through December 2007. The regular monthly distributions and special distribution of $2,013.42 per unit paid prior to the plan of liquidation are not included in the estimated liquidation value per unit or the aggregate liquidating distributions paid to date of $3,171.22 per unit. However, because the estimate of future liquidating distributions per unit is based on various assumptions and projections (including estimated net sale proceeds, estimated timing of such sale, estimated amounts required to settle known liabilities, estimated levels of reserves deemed necessary for known and unknown liabilities, and other considerations), the actual amount of future liquidating distributions per unit may differ materially, perhaps in adverse ways, from our estimate. The assumptions and projections used to create the estimated liquidating distributions per unit were developed internally and were unaudited.

If you have any questions or require additional information, an investor services representative is available to assist you at (877) 888-7348.

We thank you for your continued confidence and support.

Sincerely,

Jeffrey T. Hanson
President
Grubb & Ellis Realty Investors, LLC,
the Manager of NNN 2002 Value Fund, LLC
(principal executive officer)

Certain statements contained herein with respect to predictions regarding liquidation values, the potential property disposition and statements regarding the timing of such events are not descriptions of historical facts and are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry; uncertainties relating to the disposition of our one remaining property; uncertainties relating to the valuation of our assets; uncertainties relating to the amount of funds available for liquidating distributions to unit holders and other risk factors as outlined in the company’s periodic reports as filed with the Securities and Exchange Commission.